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Pricing Supplement Dated  October 8, 1998                       Rule 424(b)(2)
(To Prospectus dated November 12, 1997 and         Registration Nos. 333-38003
Prospectus Supplement dated November 12, 1997)                and 333-38003-01

                          PP&L Capital Funding, Inc.
                  Medium-Term Notes, Series A - Fixed Rate
                      Unconditionally Guaranteed as to
                       Payment of Principal, Premium,
                          if any, and Interest by
                           PP&L Resources, Inc.
                          CUSIP No. (69349PAH2)

Principal Amount:  $20,000,000.00                Interest Rate:  6.39%

Agent(s)' Discount                               Stated Maturity
or Commission:  $120,000.00                      Date:  October 14, 2005

Net Proceeds to Issuer:  $19,880,000.00          Original Issue
                                                 Date:  October 14, 1998


Interest Payment Dates:       March 15 and September 15
Regular Record Dates:         February 28 and August 31
First Interest Payment Date:  March 15, 1999

Redemption:

_X_  The Notes may not be redeemed prior to the Stated Maturity Date.
___  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Price:
     Annual Redemption Percentage Reduction:    % until Redemption Percentage
     is 100% of the principal amount.

Repayment at the Option of the Holder:

_X_ The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
___ The Notes may be repaid to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Date(s):
     Repayment Price:  %

Form:  _X_Book-Entry     ___Certified

Agent:___ Merrill Lynch & Co.
      ___ First Chicago Capital Markets, Inc.
      ___ Goldman, Sachs & Co.
      _X_ Morgan Stanley Dean Witter  $20,000,000.00
      ___ Other

Agent acting in the capacity as indicated below:

     _X_ Agent           ___ Principal

If as principal:

___ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
___ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

_X_   The Notes are being offered at a fixed initial public offering price of
100% of principal amount.

Other Provisions: